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                                                                    EXHIBIT 99.2

NEWS RELEASE
                                                 [VERIZON LOGO]


FOR IMMEDIATE RELEASE               Contact:
August 23, 2000                     At 212-395-0500:
                                    Eric Rabe, eric.rabe@verizon.com
                                    Steve Marcus, steven.b.marcus@verizon.com

                                    At 202-646-4413:
                                    Larry Plumb, lawrence.d.plumb@verizon.com
                                    Harry Mitchell, harry.j.mitchell@verizon.com

                     VERIZON AND CWA IN MID-ATLANTIC REGION
                         REACH AGREEMENT ON NEW CONTRACT

         STRIKE ENDS; COMPANY WILL FOCUS RESOURCES ON SERVING CUSTOMERS

(Editors Note: Verizon will host a dial-in news conference at 9 p.m. Eastern Time featuring Vice Chairman and President Lawrence T. Babbio, Jr. The dial-in number is 888-868-9083.)

     WASHINGTON -- Verizon Communications announced today a tentative agreement on new three-year contract with the Communications Workers of America (CWA) in the Mid-Atlantic region, ending an 18-day strike in the region. The settlement is substantively the same as the one agreed to Aug. 20 by the International Brotherhood of Electrical Workers (IBEW) and the CWA in New York and New England.

     "With this last agreement, all our employees will be back at work, and we can now focus all our resources on serving our customers," said Lawrence T. Babbio Jr., vice chairman and president-Verizon Communications. "This agreement, like those we have previously reached with the IBEW and the CWA in New York and New England, gives us the flexibility we need to

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Verizon and CWA in Mid-Atlantic Region Reach Agreement..., page 2 compete in the Internet era, satisfying the company's need to manage the work load while meeting customer demands for outstanding service and access to the latest technology. We will now be able to raise the bar on our standards for service and productivity so that we can exceed - rather than just meet - our customers' expectations.

     The cost of the total package for all union employees is unchanged from the cost of the package presented to the unions last week. "This agreement is affordable and prudent and will not affect Verizon's financial targets," said Babbio.

     The agreement with the CWA in the Mid-Atlantic region covers more than 35,000 employees in Delaware, Maryland, Pennsylvania, New Jersey, Virginia, West Virginia and Washington, D.C. Those employees will begin returning to work on Aug. 24. More than 50,000 other union- represented employees in New York and New England returned to work Aug. 21.

     The agreement resolves several local issues, including overtime and work rules, which had been raised by the CWA in the Mid-Atlantic region.

     On the issue of overtime, the company agreed to a cap of 7.5 hours a week overtime for employees working in Verizon customer service centers, effective immediately. The company also agreed to move to a cap of 10 hours overtime per week upon ratification and eight hours overtime per week beginning Jan. 1, 2001, for other employees.

     The basic terms of the agreement - a 12 percent wage increase over the three-year life of the contract and improvements in pension and other benefits - are identical to the agreements signed Aug. 20 by the IBEW and the CWA in New York and New England. There are also similar provisions giving the company more flexibility to transfer work from one region to another and giving union-represented employees greater opportunity to participate in high-tech, growth areas of the company, such as high-speed data.

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Verizon and CWA in Mid-Atlantic Region Reach Agreement..., page 3


     In addition, the agreement will continue the employee job-security provisions regarding layoffs, downgrades and relocations that previously existed.

     Other provisions of the agreement include:

     o Improvement of the existing team-based incentive plan that rewards employees for meeting higher service, performance and other standards. Under the plan, union-represented employees in various business units can earn bonuses of up to 10 percent of their base pay if their team meets the objectives established by the business unit.

     o Wages will increase by 4 percent in August 2000; 3 percent in August 2001, and 5 percent in August 2002 for an increase of 12.5 percent on a compounded basis over the life of the contracts. Pension benefits for active employees will increase by 5 percent on July 1, 2001; 5 percent on July 1, 2002, and 4 percent on July 1, 2003, for a compounded increase of 14.7 percent.

     o Customer service representatives will receive an additional wage increase of 4 percent, effective immediately, to recognize their importance to the success of customer sales and service. This will help the company retain skilled, motivated customer service representatives, which in turn should reduce turnover in the company's call centers, stress and the need for overtime.

     o In a further commitment to help employees balance their job requirements and personal lives, the company will increase funding for various work and family programs by 10 percent, for a total of $4.8 million over the life of the agreement.

     o To improve the company's ability to recruit, the waiting period for new employees to qualify for company-paid health benefits will be reduced to three months from six months.

     o To increase employee ownership in - and commitment to - the business, each union-represented employee will receive options for 100 shares of Verizon common stock prior to the end of the year. Separately, the Board of Directors has approved a company-wide stock option grant for all management employees. The date and details of that grant will be announced shortly.


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Verizon and CWA in Mid-Atlantic Region Reach Agreement..., page 4


     Also, the reimbursement for adoption expenses will be doubled to $10,000; the age limit for dependent medical coverage will be extended to 25 years from 23 years for full-time students; survivor benefits will be improved, and improvements will be made in dental and medical benefit plans.


Verizon Communications (NYSE:VZ), formed by the merger of Bell Atlantic and GTE, is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with more than 100 million access line equivalents and 25.6 million wireless customers. A Fortune 10 company with more than 260,000 employees and approximately $60 billion in 1999 revenues, Verizon's global presence extends to 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

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